EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Grant Prideco, Inc. 2006 Long-Term Incentive Plan of our reports dated March 1, 2007 relating to the consolidated financial statements and financial statement schedule of Grant Prideco, Inc. and subsidiaries (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share-based Payment, on January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Grant Prideco, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 29, 2007

11